PROSPECTUS SUPPLEMENT                                        Filed pursuant to
(TO PROSPECTUS DATED JULY 10, 2002)                          Rule 424(b)(5)
                                                             Commission File No.
                                                             333-88950
                                2,012,500 Shares

                         UNIVERSAL DISPLAY CORPORATION

                                  Common Stock

We are offering up to 2,012,500 shares of our common stock. In connection with this offering, we will pay fees and issue a warrant to purchase up to 50,313 shares of our common stock to SG Cowen Securities Corporation, as exclusive placement agent. See "Plan of Distribution" on page S-12 of this prospectus supplement for more information regarding these arrangements.

Our common stock is traded on the Nasdaq National Market under the symbol "PANL" and on the Philadelphia Stock Exchange under the symbol "PNL." The last reported sale price of our common stock on the Nasdaq National Market on August 22, 2003 was $9.00 per share.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption "Risk Factors" beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.

                              --------------------

                                                     Per Share         Total
                                                     ---------         -----

Public offering price .........................        $8.00        $16,100,000
Placement agent fee ...........................        $0.48        $   966,000
Additional fee(1) .............................        $0.08        $   161,000
Proceeds, before expenses, to us ..............        $7.44        $14,973,000

----------

(1) We will pay a fee equal to 1% of the gross proceeds of the sale of shares of common stock in this offering to Harris Nesbitt Gerard.

We estimate the total expenses of this offering, excluding the placement agent fee and the fee payable to Harris Nesbitt Gerard, will be approximately $117,250. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fee, additional fee to Harris Nesbitt Gerard and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.

                              --------------------


                                    SG Cowen

August 22, 2003

                               TABLE OF CONTENTS




Prospectus Supplement                                                       Page
---------------------                                                       ----
About This Prospectus Supplement ........................................    S-4
Risk Factors ............................................................    S-5
Recent Developments .....................................................   S-11
Use of Proceeds .........................................................   S-11
Dilution ................................................................   S-11
Plan of Distribution ....................................................   S-12
Legal Matters ...........................................................   S-13
Where You Can Find More Information .....................................   S-13




Prospectus                                                                  Page
----------                                                                  ----
Cautionary Statement Concerning Forward-
 Looking Statements .....................................................     1
About this Prospectus ...................................................     2
Where You Can Find More Information .....................................     2
Risk Factors ............................................................     3
Our Company .............................................................     9
Securities Offered by this Prospectus ...................................     9
Use of Proceeds .........................................................     9
Certain Ratios ..........................................................     9
Description of Preferred Stock ..........................................    10
Description of Warrants .................................................    15
Plan of Distribution ....................................................    16
Legal Matters ...........................................................    17
Experts .................................................................    17

                              --------------------


   The purpose of this prospectus supplement is to provide supplemental information regarding Universal Display Corporation in connection with the offering. You should read this prospectus supplement, along with the accompanying prospectus, carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus.

   You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering the common stock only in jurisdictions where such offers are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus.

                        ABOUT THIS PROSPECTUS SUPPLEMENT


   We provide information to you about this offering of shares of our common stock in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering; and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined. Additional information is incorporated by reference in this prospectus. See "Where You Can Find More Information."

   If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

   This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain some "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that is based on the beliefs of our management, as well as assumptions made by, and the information currently available to, our management. Among other things, these statements include, but are not limited to, the statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference regarding:

     o the outcomes of our ongoing and future Organic Light Emitting Device ("OLED") technology research and development activities;

     o our ability to access future OLED technology developments of our academic and commercial research partners;

     o our ability to form and continue strategic relationships with manufacturers of OLEDs and OLED-containing products;

     o  the protections afforded to us by the patents that we own or license;

     o the anticipated success of our OLED technology, materials and manufacturing equipment commercialization strategies;

     o the potential commercial applications of our OLED technologies and materials, and of OLED-containing products in general;

     o  future demand for our OLED technologies and materials;

     o the comparative advantages and disadvantages of our OLED technologies and materials versus competing technologies and materials currently being developed;

     o the nature and potential advantages of any competing technologies that may be developed in the future;

     o the payments that we expect to receive in the future under our existing contracts;

     o  our future capital requirements;

     o the amount and type of securities that we will issue in the future to our business partners and others; and

     o our future OLED technology licensing and OLED material sales revenues and results of operations.

   In addition, when used in these documents, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

   You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, as the case may be. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent events, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS


   Before purchasing our common stock, you should carefully consider the risks described below in this section and the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks set forth below in this section replace and supersede in their entirety the risks set forth beginning on page 3 of the accompanying prospectus.

Risks Relating to this Offering

We are offering the common stock on a best efforts basis and we cannot be certain that we will raise the full amount contemplated in this offering.

   The closing of this offering is not conditioned on the sale of all of the shares offered hereby, and we may sell all or any portion of such shares. Accordingly, we cannot be certain of the number of shares that will be purchased by investors. We currently anticipate that the closing will take place on August 28, 2003, but we cannot be certain that this will be the case.

Our management will have broad discretion with respect to the use of proceeds of this offering.

   We have not identified specific uses for the proceeds of this offering. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain.

The exercise price of certain warrants to purchase our shares of common stock will be reduced following the issuance of the common stock being offered by this prospectus, and the number of shares issuable upon the exercise of some of those warrants will increase.

   Certain outstanding warrants to purchase shares of our common stock contain "weighted average" anti-dilution protection, pursuant to which the exercise price of the warrants is reduced upon our issuance of shares of common stock at a purchase price per share less than the applicable per share exercise price of each respective warrant, and in some cases, the number of shares issuable upon the exercise of the warrant is increased. The following table contains certain information regarding these warrants and the adjustments to the exercise price and, where applicable, the number of shares issuable upon exercise:


       Number of Shares Issuable
        Upon Exercise of Warrant                                                                          Number of Shares Issuable
          at Date of Issuance                                    Original       Current Exercise Price     Upon Exercise of Warrant
          -------------------             Date of Issuance    Exercise Price    following this Offering    following this Offering
                                          ----------------    --------------    -----------------------   -------------------------
                429,492                     Aug. 22, 2001         $ 15.24               $13.75(1)                  429,492
                314,960                     Aug. 22, 2001         $9.9225               $ 9.52(1)                  314,960
                186,114                     Aug. 22, 2001         $ 15.24               $12.46(1)                  186,114
                150,000                     Sep. 29, 2000         $ 21.60               $17.84(1)(2)               181,605(1)(2)
                165,969                     May 23, 2000          $ 10.00               $ 9.50(1)(2)               174,687(1)(2)
                 90,000                     Apr. 18, 2000         $ 16.75               $14.30(1)(2)               105,388(1)(2)
                200,000                     Feb. 17, 2000         $ 14.12               $12.39(1)(2)               227,988(1)(2)

---------------
(1) Shows adjustments relating to the following: (i) the sale of 2,012,500 shares of common stock in this offering at a purchase price per share of $8.00; (ii) the sale of 383,452 shares of common stock in an offering consummated on September 27, 2002 at a purchase price per share of $5.41; and (iii) the sale of 1,277,014 shares of common stock in an offering consummated on August 8, 2002 at a purchase price per share of $5.09.
(2) Shows adjustments relating to various offerings and issuances of common stock and securities convertible into common stock after the date of issuance of the warrant at prices below the exercise price of the warrant at the time of such issuance.

   The issuance of the shares issuable upon exercise of any of our warrants in the future could reduce the market price of our common stock.

Risks Relating to Our Business

We do not expect to be profitable in the foreseeable future, and may never be profitable.

   Since inception, we have generated limited revenues while incurring significant losses. We expect to incur losses for the foreseeable future and until such time, if ever, as we are able to achieve sufficient levels of revenue from the commercial exploitation of our OLED technologies and materials to support our operations. You should note, however, that:

     o  OLED technology may never become commercially viable;

     o markets for flat panel displays utilizing OLED technology may be limited; and

     o we may never generate sufficient revenues from the commercial exploitation of our OLED technologies and materials to become profitable.

   Even if we find commercially viable applications for our OLED technologies and materials, we may never recover our research and development costs.

If we do not receive additional financing in the future, we might not be able to continue the research, development and commercialization of our OLED technologies and materials.

   Our capital requirements have been and will continue to be significant. The completion of the research, development and commercialization of OLED technologies and materials for potential applications will require significant additional effort and resources. Our cash on hand may not be sufficient to meet all of our future obligations. When we need additional funds, such funds may not be available on commercially reasonable terms or at all. If we cannot obtain more money when needed, our business might fail. Additionally, if we attempt to raise money in an offering of shares of our common stock, or if we engage in acquisitions involving the issuance of additional shares of our common stock, the issuance of these shares will dilute our then-existing shareholders.

If our OLED technologies and materials are not feasible for broad-based product applications, we may never generate revenues sufficient to support ongoing operations.

   Before OLED manufacturers will agree to utilize our OLED technologies and materials for wide-scale commercial production, it is likely that we must first demonstrate to the satisfaction of these manufacturers that our OLED technologies and materials are feasible for broad-based product applications. This, in turn, will require substantial advances in our research and development efforts in a number of areas, including:

     o  device reliability;

     o the development of long-lived OLED materials for full color OLED displays; and

     o issues related to scalability and cost effective fabrication technologies for product applications.

   Our efforts may never demonstrate the feasibility of our OLED technologies and materials for broad-based product applications, particularly full color, large area, high resolution and high information content flat panel displays such as those used in televisions.

   Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, without limitation, unanticipated technical or other problems and the possible insufficiency of the funds allocated to complete development of these products. Technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete research and development of our OLED technologies and materials successfully, or if we experience delays in completing research and development of our OLED technologies and materials for use in potential applications, particularly after the occurrence of significant expenditures, our business may fail.

Even if our OLED technologies are technically feasible, they may not be adopted by manufacturers of OLEDs and OLED-containing products.

   The potential size, timing and viability of market opportunities targeted by us are uncertain at this time. Market acceptance of our OLED technologies will depend, in part, upon these technologies providing benefits comparable to CRT and LCD technologies (the current standard display technologies) at an appropriate cost, and the adoption of these technologies by consumers, neither of which have been achieved. Also, there may be a number of additional technologies that OLED manufacturers need to utilize in order to bring OLED-containing products to the market. Many potential licensees of our OLED technologies manufacture flat panel displays utilizing competing technologies, and may, therefore, be reluctant to redesign their products or manufacturing processes to incorporate our OLED technologies. Moreover, even if our OLED technologies are a viable alternative to competing technologies, if additional technologies are required to bring OLED-containing products to the market and potential licensees are unable to obtain access to these technologies, they may not utilize our OLED technologies.

The flat panel display industry has historically experienced significant downturns, which may adversely affect the demand for and pricing of our technologies.

   The flat panel display industry has experienced significant, periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions. These downturns have been characterized by lower product demand, production overcapacity and erosion of average selling prices. Industry-wide fluctuations and downturns greater than those we anticipate could harm our business.

If our research partners fail to make advances in their research, or if they terminate their relationships with us, we might not succeed in commercializing our OLED technologies and materials.

   Research and development of commercially viable applications for our OLED technologies and materials depend substantially on the success of the sponsored research conducted by our research partners. We cannot be certain that our research partners will make additional advances in the research and development of OLED technology. Moreover, although we fund OLED technology research, the scope of and technical aspects of this research and the resources and efforts directed to this research are in large part subject to the control of our research partners.

   Our most significant research and development relationships are with Princeton University and the University of Southern California, or USC. Our Research Agreement with Princeton University expires in July 2007 and both this agreement and the Amended License Agreement with Princeton University and USC can be terminated for various reasons. For example, the Research Agreement provides that if Dr. Stephen Forrest is unavailable to continue to serve as the principal investigator, because he is no longer associated with Princeton University or for any other reason, and a successor acceptable to both us and Princeton University is not available, Princeton University has the right to terminate the Research Agreement without impacting the Amended License Agreement. The termination of the Research Agreement or the Amended License Agreement would materially and adversely affect our ability to research, develop and commercialize our OLED technologies and materials.

If we cannot form strategic relationships with companies that manufacture OLEDs and OLED-containing products, our commercialization strategy will fail.

   Our strategic plan depends upon the development of strategic licensing relationships with high-volume manufacturers of OLEDs and OLED-containing products. We have entered into only one such strategic licensing relationship with Dupont Displays. All of our other relationships with manufacturers of OLEDs and OLED-containing products are currently limited to research, development and pre-commercial evaluation and qualification of our OLED technologies and materials. Our ability to enter into additional strategic licensing and sublicensing relationships may require us to make financial or other commitments. We might not be able, for financial or other reasons, to enter into these relationships on commercially acceptable terms, or at all. Failure to do so would have a material adverse effect on us.

   Our prospects also will be significantly affected by our ability to sell our proprietary OLED materials to manufacturers of OLEDs. Our current Supply Agreement with PPG Industries, Inc. provides us with a source for these OLED materials and with exclusive rights to sell them to OLED manufacturers, but this agreement expires at the end of 2007. Our inability to continue obtaining these OLED materials from PPG Industries, Inc. or another source would have a material adverse effect on us.

If we cannot obtain appropriate patent and other intellectual property rights protection for our OLED technologies and materials, our business will suffer.

   The value of our OLED technologies and materials is dependent on our ability to secure and maintain appropriate patent and other intellectual property rights protection. Although we own or license many patents respecting our OLED technologies and materials that have already issued, there can be no assurance that additional patents applied for will be obtained, or that any of these patents, once issued, will afford commercially significant protection for our OLED technologies and materials, or will be found valid if challenged. Moreover, we have not obtained patent protection for some of our OLED technologies and materials in all foreign countries in which OLEDs might be manufactured or sold. In any event, the patent laws of other countries may differ from those of the United States as to the patentability of our OLED technologies and materials and the degree of protection afforded.

If our OLED technologies or materials are found to infringe the rights of others, we may not be able to commercially license or sell them.

   Other companies and institutions may independently develop OLED technologies and materials that are equivalent or superior to ours, and may obtain patent or similar rights with respect to these technologies. There are a number of other companies and organizations that have been issued patents and are filing additional patent applications relating to OLED technologies and materials, including Eastman Kodak Company, Fuji Photo Film Co., Canon, Inc., Pioneer Corporation, Semiconductor Energy Laboratories Co. and Mitsubishi Chemical Corporation, all of whom have patent rights related to OLED technologies and materials. There can be no assurance that the utilization of our OLED technologies or the sale of our OLED materials, including technologies and materials developed by or licensed from Princeton University, the University of Southern California, PPG Industries, Inc. or Motorola, Inc., will not infringe on the patent rights of others. In this event, we or our partners may be required to obtain licenses, pay damages, modify our products or methods of operation, or be prohibited from making, using, selling or offering to sell some or all OLEDs, OLED materials and OLED-containing products. We also might not have the financial or other resources necessary to enforce or defend a patent infringement action, and the licensors of our licensed patents might not enforce or defend such an action in a timely manner. If our OLED materials or products incorporating our OLED technologies are found to infringe on the patent or other intellectual property rights of others, it could have a material adverse effect on us.

The U.S. Government has rights to our OLED technologies that might prevent us from realizing the benefits of these technologies.

   The U.S. Government, through various government agencies, has provided and continues to provide funding to us, Princeton University and the University of Southern California for research activities related to certain aspects of our OLED technologies. Because we have been provided with this funding, the government has rights to these OLED technologies that could restrict our ability to market them to the government for military and other applications, or to third parties for commercial applications. Moreover, if the government determines that we have not taken effective steps to achieve practical application of these OLED technologies in any field of use in a reasonable time, the government may require us to grant licenses to other parties in this field of use. Any of these occurrences would limit our ability to obtain the full benefits of our OLED technologies.

There are numerous potential alternatives to OLED technology for flat panel displays, which may limit our ability to commercialize our OLED technologies.

   The flat panel display market is currently, and will likely continue to be for some time, dominated by products utilizing LCD technology. Numerous companies are making substantial investments in, and conducting research to improve characteristics of, LCD technology. Several other flat panel display technologies have been, or are being, developed, including technologies for the production of field emission, inorganic electroluminescence, gas plasma and vacuum fluorescent displays. In addition, other companies are engaged in research and development activities with respect to technology using OLEDs. Advances in LCD technology or any of these developing technologies may overcome their current limitations and permit them to become the leading technologies for flat panel displays, either of which could limit the potential market for flat panel displays utilizing our OLED technologies.

Because many of our competitors have better name-recognition and greater financial, technical, marketing and research capabilities, we may never be able to compete successfully in the flat panel display industry.

   The flat panel display industry is characterized by intense competition. Substantially all of our competitors have better name recognition and greater financial, technical, marketing, personnel and research capabilities than us. Our competitors may succeed in developing technologies and applications that are more cost-effective or have fewer display limitations than our OLED technologies. We may never be able to compete successfully or develop commercial applications for our OLED technologies.

If we cannot keep our key employees or hire other talented persons as we grow, our business might not succeed.

   Our performance is substantially dependent on the continued services of senior management and other key personnel, and our ability to offer competitive salaries and benefits to our employees. We do not have employment agreements with any of our management or key personnel. Additionally, competition for highly skilled technical, managerial and other personnel is intense. We might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, our business will suffer and might fail.

We can issue shares of preferred stock that can adversely affect your rights as a shareholder of our common stock.

   Our articles of incorporation authorize us to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of shareholders of our common stock. For example, an issuance of shares of preferred stock could:

     o adversely affect the voting power of the shareholders of our common stock;

     o  make it more difficult for a third party to gain control of us;

     o  discourage bids for our common stock at a premium; or

     o  otherwise adversely affect the market price of our common stock.

   Our Board of Directors has designated and issued two series of preferred stock that are currently outstanding: (a) 200,000 shares of Series A Nonconvertible preferred stock, all of which are held by an entity controlled by members of the family of Sherwin Seligsohn, our Chairman of the Board and Chief Executive Officer, and (b) 300,000 shares of Series B convertible preferred stock that is held by Motorola. The Series B convertible preferred stock is convertible into shares of common stock in accordance with our articles of incorporation. As of June 30, 2003, the Series B convertible preferred stock is convertible into 246,809 shares of our common stock. We may issue additional shares of authorized preferred stock at any time in the future.

The market price of our common stock might be highly volatile.

   The market price of our common stock might be highly volatile, as has been the case with the securities of many other companies, particularly other small and emerging-growth companies. Factors such as the following may have a significant impact on the market price of our common stock:

     o  our expenses and operating results;

     o announcements by us or our competitors of technological developments, new product applications or license arrangements; and

     o other factors affecting the flat panel display and related industries in general.

The issuance of other publicly traded shares of our common stock could drive the stock price down.

   The price of our common stock can be expected to decrease if:

     o other shares of our common stock that are currently subject to restriction on sale become freely salable, whether through an effective registration statement or under Rule 144 of the Securities Act of 1933; or

     o we issue additional shares of common stock that might be or become freely salable, including shares that would be issued upon conversion of our Series B convertible preferred stock.

If the price of our common stock goes down, we may have to issue more shares than are presently anticipated to be issued under the terms of our Development and License Agreement with PPG Industries, Inc.

   Under the Development and License Agreement between us and PPG Industries, Inc., we are required to issue to PPG shares of our common stock for services rendered by PPG. If, at the time of issuance, the price of our common stock has declined materially since the date of the Development and License Agreement, we may be required to issue to PPG more shares of our common stock than were initially anticipated. This increase in the number of shares available for public sale could cause people to sell our common stock, including in short sales, which could drive the price of the common stock down, thus reducing our value and perhaps hindering our ability to raise additional funds in the future. In addition, such an increase in the number of outstanding shares of our common stock would further dilute existing holders of this stock.

Our executive officers and directors own a large percentage of our common stock and could exert significant influence over matters requiring shareholder approval, including takeover attempts.

   Our executive officers and directors, and their respective affiliates, beneficially own as of July 14, 2003, approximately 12.5% of the outstanding shares of our common stock. Moreover, Pine Ridge Financial Inc. and Strong River Investments, Inc. assigned to our management their rights to vote the shares of common stock issued to them upon conversion of the warrants issued to them in an August 2001 private placement transaction, of which warrants to purchase 744,452 shares remain outstanding at the date of this prospectus supplement. Accordingly, these shareholders and members of management may, as a practical matter, be able to exert significant influence over matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations. This concentration could also have the effect of delaying or preventing a change in control of us.

Our past use of Arthur Andersen as our independent auditor limits the ability of shareholders to seek potential recoveries from them related to their work.

   On July 30, 2002, we announced that we had appointed KPMG to replace Arthur Andersen as our independent public auditor. Our consolidated financial statements as of and for each of the years ended December 31, 1999 through 2001 were audited by Arthur Andersen. After reasonable efforts, we were unable to obtain Arthur Andersen's consent to the incorporation by reference into the registration statement of which this prospectus supplement is a part of its report with respect to our financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 allowed us to file the registration statement without a written consent from Arthur Andersen.

   The absence of this consent may limit recovery by investors in this offering on certain claims. In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen's provision of auditing and other services to us) will be limited as a practical matter due to events regarding Arthur Andersen. This means that if an investor in this offering were to assert a claim under Section 11 of the Securities Act relating to its investment, that investor would not be able to seek damages from Arthur Andersen. Thus, as compared to a hypothetical investor in an offering by another company whose inclusion of financial statements in its annual report was consented to by that company's independent auditor, an investor in this offering would have fewer alternatives in seeking damages relating to its investment.

                              RECENT DEVELOPMENTS


Amendment of Our Stock Option Plan

   At our annual meeting of shareholders held on June 26, 2003, our shareholders approved the amendment of our Stock Option Plan to provide for the grant of stock awards, stock appreciation rights and performance units under the plan, which was renamed the Equity Compensation Plan, in addition to the incentive and nonqualified stock options previously authorized for issuance under the plan. Additionally, our shareholders authorized an increase in the number of shares of common stock that may be issued upon the exercise of options granted under our Equity Compensation Plan from 3,800,000 shares to 4,600,000 shares. Finally, our shareholders approved the revision of certain provisions of our Equity Compensation Plan relating to the exercise of options in response to Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits loans to our directors and executive officers.

                                USE OF PROCEEDS

   We expect the net proceeds from this offering to be up to approximately $14.9 million after deducting certain fees due to SG Cowen Securities Corporation, a payment of 1% of the gross proceeds of the sale of shares of common stock in the offering to Harris Nesbitt Gerard and our estimated offering expenses, as described in "Plan of Distribution." The net proceeds from this offering will be used for working capital and general corporate purposes. Pending such uses, we intend to invest any excess proceeds in investment grade, interest-bearing securities.

                                    DILUTION

   Our net tangible book value as of June 30, 2003 was approximately $16.3 million or approximately $0.75 per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. Without taking into account any other changes in the net tangible book value after June 30, 2003, other than to give effect to our receipt of the estimated net proceeds from the sale of the maximum number of shares issuable in this offering (2,012,500 shares) at an offering price of $8.00 per share, less the fees due to SG Cowen Securities Corporation and Harris Nesbitt Gerard and our estimated offering expenses, our net tangible book value as of June 30, 2003, after giving effect to the items above would have been approximately $31.1 million, or $1.31 per share. This represents an immediate increase in the net tangible book value of $0.56 per share to existing stockholders and an immediate dilution of $6.69 per share to new investors. The following table illustrates this per share dilution:

    Public offering price per share ...............................            $8.00
      Net tangible book value per share before the offering........    $0.75
      Increase per share attributable to the offering..............     0.56
                                                                       -----
    Pro forma net tangible book value per share after the offering              1.31
                                                                               -----
    Dilution per share to new investors ...........................            $6.69
                                                                               =====


   This table is based on the number of outstanding shares as of June 30, 2003, and does not include the following:

     o 2,785,929 shares of common stock issuable upon exercise of outstanding stock options as of June 30, 2003 at a weighted average exercise price of $7.05 per share; and

     o 5,208,374 shares of common stock issuable upon exercise of outstanding warrants as of June 30, 2003 at a weighted average exercise price of $10.83 per share.

                              PLAN OF DISTRIBUTION


   We are offering the shares of our common stock through a placement agent. Subject to the terms and conditions contained in the placement agent agreement dated August 22, 2003, SG Cowen Securities Corporation has agreed to act as the placement agent for the sale of up to 2,012,500 shares of our common stock. The placement agent is not purchasing or selling any shares by this prospectus supplement or accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the shares, but has agreed to use commercially reasonable efforts to arrange for the sale of all 2,012,500 shares.

   The placement agent agreement provides that the obligations of the placement agent are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from our counsel, our independent auditors and us.

   Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase shares of the common stock, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of 2,012,500 shares of common stock will take place on or about August 28, 2003. Investors will also be informed of the date on which they must transmit the purchase price into the designated account.

   On the scheduled closing date, the following will occur:

     o  we will receive funds in the amount of the aggregate purchase price;

     o  we will pay a fee to Harris Nesbitt Gerard; and

     o  the placement agent will be paid its fee and issued its warrant.

   We will pay the placement agent a commission equal to 6% of the gross proceeds of the sale of shares of common stock in the offering. In addition, at the closing date of this offering, we will issue to the placement agent a warrant to purchase up to 2.5% of the aggregate number of shares of our common stock sold in this offering. The placement agent's warrant will become exercisable beginning one year after the closing date of this offering at a per share exercise price equal to the price per share to the public of our common stock in this offering, and will expire five years from the closing date of this offering. The placement agent's warrant and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the closing date of this offering, in accordance with Rule 2710 of the Conduct Rules of the National Association of Securities Dealers, Inc. The total amount of compensation paid to the placement agent upon completion of this offering will not exceed 8% of the maximum gross proceeds of the offering. In addition to the fee payable to the placement agent, we will pay a fee equal to 1% of the gross proceeds of the sale of shares of common stock in this offering to Harris Nesbitt Gerard.

   We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

   We, along with our executive officers, directors and several of our significant shareholders, have agreed to certain lock-up provisions with regard to future sales of our common stock for a period of 90 days after the offering as set forth in the placement agent agreement.

   The placement agent agreement with SG Cowen Securities Corporation and the placement agent's warrant are included as exhibits to the Company's Current Report on Form 8-K that will be filed with the Securities and Exchange Commission prior to the consummation of this offering.

   The transfer agent for our common stock is American Stock Transfer & Trust Company.

                                 LEGAL MATTERS


   The validity of the issuance of the shares of common stock offered hereby will be passed upon by our counsel, Morgan, Lewis & Bockius LLP. Brown Raysman Millstein Felder & Steiner LLP is acting as counsel for the placement agent in connection with various legal matters relating to the shares of common stock offered hereby.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file reports, proxy statements and other information with the SEC. You can read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006. You may also obtain our SEC filings from the SEC's Web site on the Internet that is located at http://www.sec.gov.

   We "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to another document we file with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement but before the end of any offering made under this prospectus supplement and the accompanying prospectus:

     o our annual report on Form 10-K for the fiscal year ended December 31, 2002;

     o our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

     o the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 6, 1996.

   You should read the information relating to us in this prospectus supplement and the accompanying prospectus together with the information in the documents incorporated by reference.

   Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this prospectus supplement and the accompanying prospectus may modify or replace statements contained in the documents incorporated by reference. In addition, some of the statements contained in one or more of the documents incorporated by reference may be modified or replaced by statements contained in a document incorporated by reference that is filed thereafter.

   You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618, Attention: Investor Relations, Telephone:
(609) 671-0980.

                 (This page has been left blank intentionally.)

PROSPECTUS

                                  $50,000,000

                         UNIVERSAL DISPLAY CORPORATION

                                  Common Stock
                                Preferred Stock
                                    Warrants
                               Depositary Shares

   We may offer up to $50,000,000 of our common stock, preferred stock, warrants to purchase our common stock and preferred stock and depositary shares. Our common stock is quoted on the Nasdaq National Market under the symbol "PANL," and is also listed on the Philadelphia Stock Exchange under the symbol "PNL."

   We may offer these securities at prices and on terms to be set forth in one or more supplements to this prospectus. These securities may be offered directly, through agents on our behalf or through underwriters or dealers

   An investment in our securities involves significant risks. You should carefully consider the risk factors beginning on page 3 of this prospectus before investing in our securities.

   The securities described in this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have they determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              --------------------

                  The date of this prospectus is July 10, 2002

                               TABLE OF CONTENTS



                                                                            Page
                                                                            ----
Cautionary Statement Concerning Forward-Looking Statements ..............     1
About this Prospectus ...................................................     2
Where You Can Find More Information .....................................     2
Risk Factors ............................................................     3
Our Company .............................................................     9
Securities Offered by this Prospectus ...................................     9
Use of Proceeds .........................................................     9
Certain Ratios ..........................................................     9
Description of Preferred Stock ..........................................    10
Description of Warrants .................................................    15
Plan of Distribution ....................................................    16
Legal Matters ...........................................................    17
Experts .................................................................    17

                              CAUTIONARY STATEMENT
                     CONCERNING FORWARD-LOOKING STATEMENTS


   This prospectus contains forward-looking statements that involve a number of risks and uncertainties. For such statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. A number of factors could cause our actual results, performance or achievements or those of the display technology industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to:

     o competition in the display technology industry in general and in our specific target markets;

     o changes in prevailing interest rates and the availability of and terms of financing to fund the growth of our business;

     o  inflation;

     o  changes in costs of goods and services;

     o  economic conditions in general and in our specific target markets;

     o  changes in consumer preferences and tastes;

     o  demographic changes;

     o changes in, or failure to comply with, federal, state, local or foreign government regulation;

     o  liability and other claims asserted against us;

     o  changes in our commercialization strategy;

     o  the ability to attract and retain qualified personnel;

     o  changes in our capital expenditure plans; and

     o  other factors referred to in this prospectus

   In addition, the forward-looking statements included in this prospectus are not meant to predict future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seek," "pro forma," "anticipates," "intends," or "potential" or the negative of, or any other variations on, those terms or comparable terminology, or by discussion of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements.

                             ABOUT THIS PROSPECTUS


   This prospectus describes certain securities of Universal Display Corporation, a Pennsylvania corporation. We sometimes refer to Universal Display Corporation, together with its wholly owned subsidiary, UDC, Inc., using the words "we," "our" or "us," or as the "Company." This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process, which allows us to offer and sell any combination of the securities described in this prospectus in one or more offerings. Using this prospectus, we may offer up to $50,000,000 worth of securities.

   This prospectus contains a general description of the securities we may offer. We will describe the specific terms of these securities, as necessary, in supplements that we attach to this prospectus for each offering. Each supplement will also contain specific information about the terms of the offering it describes. The supplements may also add, update or change information contained in this prospectus. In addition, as we describe below in the section entitled "Where You Can Find More Information," we have filed and plan to continue to file other documents with the SEC that contain information about us. Before you decide whether to invest in our securities, you should read this prospectus, the supplement that further describes the offering of those securities and the information we otherwise file with the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

   This prospectus is part of our "shelf" registration statement. We have filed the registration statement with the SEC under the Securities Act of 1933 to register the securities that we may offer by this prospectus and any supplements. Not all of the information in the registration statement appears in this prospectus, or will appear in any supplement. For more detail, you can read the entire registration statement, and all of the exhibits filed with it, at the SEC's offices or website as described above.

   The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

   The documents that we are incorporating by reference are:

     o  Our Annual Report on Form 10-K for the year ended December 31, 2001;

     o  Our Quarterly Report on Form 10-Q for the quarter ended March 31,
        2002; and

     o The description of our common stock that is contained in our Registration Statement on Form 8-A filed with the SEC on August 6, 1996.

   Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

   If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to Sidney D. Rosenblatt, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey
08618.

                                  RISK FACTORS


   An investment in our securities involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before making an investment decision concerning our securities. You should not purchase our securities if you cannot afford the loss of your entire investment.

We do not expect to be profitable in the foreseeable future, and may never be profitable.

   Since inception, we have generated limited product revenues, and have incurred significant losses. We expect to incur losses for the foreseeable future and until such time, if ever, as we are able to achieve sufficient levels of revenue from the commercial exploitation of the OLED technology to support our operations. You should note, however, that:

     o  OLED technology may never become commercially viable;

     o markets for flat panel displays utilizing the OLED technology may be limited; and

     o we may never generate sufficient revenues from the commercial exploitation of the OLED technology to become profitable.

   Additionally, even if we find commercially viable applications for our OLED technology, we may never recover our research and development costs.

If we do not receive additional financing in the future, we will not be able continue the research, development and commercialization of our OLED technology.

   Our capital requirements have been and will continue to be significant. The completion of the research, development and commercialization of the OLED technology for potential applications will require significant additional effort and resources. Our cash on hand is not sufficient to meet all of our future obligations. When we need additional funds, such funds may not be available on commercially reasonable terms or at all. If we cannot obtain more money when we need it, our business might fail. Additionally, if we attempt to raise money in an offering of our common stock, the issuance of additional stock will dilute our then existing shareholders.

If our OLED technology is not feasible for product applications, we may never generate significant revenues.

   At this time, we are unable to determine the feasibility of our OLED technology for the commercial viability of any potential applications. Before products utilizing the OLED technology are manufactured and sold, we must make substantial advances in our research and development efforts in a number of areas, including:

     o  reliability;

     o the development of more fully saturated colors for full color displays;

     o  integration with drive electronics; and

     o issues related to scalability and cost effective fabrication technologies for product applications.

   The development of an electrically pumped laser is also necessary before products based on the organic laser research are manufactured and sold. Our efforts may never demonstrate the feasibility of our OLED technology, particularly for use in full color, large area, high resolution, high information content flat panel display applications.

   Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, without limitation, unanticipated technical or other problems and the possible insufficiency of the funds allocated to complete its development. Technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete our research and development of the OLED technology successfully, or if we experience delays in completing our research and development of the OLED technology for use in potential applications, particularly after the occurrence of significant expenditures, our business may fail.

Even if our technology is technically feasible, it may not be accepted by the market.

   The potential size, timing and viability of market opportunities targeted by us are uncertain at this time. Market acceptance of the OLED technology will depend, in part, upon such technology providing benefits comparable to CRT and LCD technology (the current standard for display quality) at an appropriate cost, and its adoption by consumers, neither of which have been achieved. Many potential licensees of the OLED technology manufacture flat panel displays utilizing competing technologies and may, therefore, be reluctant to redesign their products or manufacturing processes to incorporate the OLED technology. Potential licensees may never utilize the commercially viable OLED technology.

If our research partners fail to make advances in their research, or if they terminate their relationship with us, we might not succeed in commercializing our OLED technology.

   Research and development of commercially viable applications for OLED technology is dependent on the success of the research efforts of our research partners conducted under our sponsored research agreement with them. We cannot assure you that our research partners will make additional advances in the research and development of the OLED technology.

   Although we fund the OLED technology research, the scope of and technical aspects of the research as well as the resources and efforts directed to such research is subject to the control of our research partners. Our sponsored research agreement provides that if Dr. Forrest is unavailable to continue to serve as a principal investigator, either because he is no longer associated with Princeton or otherwise, and a successor acceptable to both us and Princeton is not available, Princeton has the right to terminate the sponsored research agreement. The 1997 sponsored research agreement expires in July 2007. The termination of the sponsored research agreement or the 1997 license agreement would materially and adversely affect our ability to research, develop and commercialize our OLED technology.

If we cannot form strategic relationships with companies that manufacture and use products that incorporate our OLED technology, our commercialization strategy will fail.

   Our strategic plan depends upon the development of strategic licensing relationships with high volume companies that will manufacture and use products incorporating its OLED technology. We have not yet entered into any such strategic relationships, although we have entered into

     o  a Joint Development Agreement with Samsung SDI Co. Ltd.;

     o  a Joint Development Agreement with Sony Corporation;

     o  a Development and License Agreement with PPG Industries, Inc.;

     o  a Development and License Agreement with Luxell Technologies Inc.; and

     o a Development and Licensing Agreement with Aixtron AG to develop and commercialize a new type of production equipment for OLEDs based upon our proprietary technology.

Our agreement with Motorola also includes the opportunity to meet with their product development group, although there are no assurances that Motorola will purchase any products from us or our licensees. Our agreements with PPG provide us with the capability to sell chemicals to our licensees. In December 1999, we moved into a new facility which includes a prototype pilot line and technology transfer facility to accelerate the development and commercialization of our technology, We cannot assure you that such a facility will allow us to enter into such strategic relationships.

   Our prospects will be significantly affected by our ability to sublicense the OLED technology and successfully develop strategic alliances with third parties for incorporation of the OLED technology into flat panel displays manufactured by others. Strategic alliances may require financial or other commitments by us. We might not be able, for financial or other reasons, to enter into strategic alliances on commercially acceptable terms, or at all. Failure to do so would have a material adverse effect on us.

If we cannot protect our intellectual property rights, or if our technology infringes the rights of others, our business will suffer.

   Our rights to the OLED technology are dependent on patents and other intellectual property rights relating to the OLED technology that are licensed to us by Princeton and USC. Fifty-nine U.S. patents have already been issued, approximately 74 additional patent applications are pending in the United States and many corresponding international patent applications have been filed to cover major industrial countries. However, there can be no assurance that additional patents applied for will be obtained or that any such patents will afford us commercially significant protection of our OLED technology, or will be found valid if challenged. In connection with our license agreement with Motorola, Inc., we have obtained a license to 73 additional OLED-related U.S. patents, five patent applications, related foreign patents and applications, and the right to sublicense this technology.

   The patent laws of other countries may differ from those of the United States as to the patentability of the OLED technology and the degree of protection afforded. Older companies and institutions may independently develop equivalent or superior technologies and may obtain patent or similar rights with respect thereto. There are a number of other companies and organizations that have been issued patents and are filing additional patent applications relating to OLED technology, including Eastman Kodak Corporation, which holds a number of patents related to OLED technology. There can be no assurance that the exercise of some aspects of our licensing rights respecting its OLED technology being developed by Princeton and USC or those licensed from Motorola, Inc. will not infringe on the patents of others, in which event we or our research partners may be required to obtain a license, pay damages, modify their products or method of operation or be prohibited from making, using, selling or offering to sell some or all products incorporating our OLED technology. We also might not have the financial or other resources necessary to enforce or defend a patent infringement action, and the licensors of our licensed technology might not enforce an action in a timely manner. If products incorporating our OLED technology are found to infringe upon the patent or other intellectual property rights of others, it could have a material adverse effect on us.

The federal government has rights to our OLED technology that might prevent us from realizing its benefits.

   The United States government, through the Defense Advanced Research Projects Agency, has provided funding to Princeton and us for research activities related to certain aspects of its OLED technology. The federal government could obtain rights to this technology, which would affect our rights as follows:

     o If all or certain aspects of the OLED technology develop from our funding to Princeton, and those aspects are deemed to fall within the planned and committed activities of DARPA's funding, the federal government, pursuant to federal law, could have certain rights relating to the OLED technology.

     o If the federal government determines that we have not taken effective steps to achieve practical application of such technology in a field of use in a reasonable time, it may require us to grant licenses to other parties in any such field of use.

     o The federal government could restrict our ability to market the OLED technology to the federal government for military and other applications.

     o The federal government's continued funding of ours and Princeton's research activities may also give it rights to aspects of the OLED technology developed in the future.

   If so, we might not realize the benefits of that technology.

Because many of our competitors have better name-recognition, and greater financial, technical, marketing and research capabilities than us, we may never be able to compete successfully in the flat panel display industry.

   The flat panel display industry is characterized by intense competition. The market is currently, and will likely continue to be, dominated by products utilizing LCD technology. Numerous companies are making substantial investments in, and conducting research to improve characteristics of, LCD technology. Several other flat panel display technologies have been, or are being, developed, including field emission, inorganic electroluminescence, polymeric light emitting diode, gas plasma and vacuum fluorescent displays. In addition, other companies are engaged in research and development activities with respect to technology using OLEDs. Advances in LCD technology or any of these developing technologies may overcome their limitations or become the leading technology for flat panel displays, either of which could limit the potential market for flat panel displays utilizing the Company's OLED technology.

   Substantially all of these competitors have better name recognition and greater financial, technical, marketing, personnel and research capabilities than us. Our competitors may succeed in developing technologies and applications that are more cost-effective or have fewer display limitations than our OLED technology. We may never be able to compete successfully or develop commercial applications for our OLED technology.

If we cannot keep our key employees or hire other talented persons as we grow, our business might not succeed.

   Our performance is substantially dependent on the continued services of senior management and other key personnel, and its ability to offer competitive salaries and benefits to its employees. We do not have employment agreements with any of our management or key personnel. Additionally, competition for highly skilled technical, managerial and other personnel is intense. We might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, we will suffer and might fail.

We can issue shares of preferred stock that can adversely affect your rights as a shareholder.

   Our articles of incorporation authorize us to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of our common shareholders. For example, an issuance of shares of preferred stock could:

     o  adversely affect the voting power of the common shareholders;

     o  make it more difficult for a third party to gain control of us;

     o  discourage bids for our common stock at a premium; or

     o  otherwise adversely affect the market price of the common stock.

   Our board has designated and issued two series of preferred stock which are currently outstanding (a) 200,000 shares of Series A Preferred Stock, all of which are held by an entity controlled by Sherwin Seligsohn and (b) 300,000 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock is convertible into shares of our common stock in accordance with our articles of incorporation. As of May 20, 2002, 83,256 shares of our common stock are issuable upon conversion of the 75,000 shares of our Series B Convertible Preferred Stock that are currently convertible into our common stock. We may issue additional shares of our authorized preferred stock at any time in the future.

The market price of our common stock might be highly volatile.

   The market price of our common stock might be highly volatile, as has been the case with the securities of other emerging growth companies. Factors such as:

     o  our operating results;

     o announcements by us or our competitors of technological developments, new product applications or license arrangements; and

     o other factors affecting the flat panel display industry generally may have a significant impact on the market price of our common stock.

In recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly small and emerging-growth companies.

If we are delisted, trading in our common stock may become subject to additional regulation that could further limit the liquidity of your investment.

   In addition, if our common stock were to become delisted from trading on Nasdaq and the trading price of the common stock were to remain below $5.00 per share, trading in the common stock would also be subject to the requirements of additional rules under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades involving any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, prior to any so-called penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of your investment.

This offering, as well as the issuance of other publicly traded shares, could drive our stock price down.

   To the extent other shares of our common stock that are currently subject to restriction on sale become freely salable, whether through an effective registration statement or under Rule 144 of the Securities Act, or we issue additional shares that might be or become freely salable, including without limitation shares issuable upon conversion of our Series B Convertible Preferred Stock, you could expect our stock price to decrease.

If our stock price goes down, we may have to issue more shares than we anticipate under the terms of a license and development agreement.

   Pursuant to the development and license agreement we entered into with PPG Industries, Inc., we are required to issue to PPG, for the services they expect to render to us during a particular calendar year during the term of the agreement, shares of common stock based on the value of such services at the beginning of the year. If, at the time of issuance, the price of our common stock has declined materially since the date we executed the agreement with PPG, we may be required to issue to PPG more shares of common stock than we initially anticipated. This increase in the number of shares available for public sale could cause people to sell our shares, including in short sales, which could drive the price of our common stock down, thus reducing the value of your investment and perhaps hindering our ability to raise additional funds in the future. In addition, this increase in the number of shares outstanding would further dilute our existing stockholders.

Our executive officers and directors own a large percentage of our voting stock and could exert significant influence over matters requiring shareholder approval after this offering, including takeover attempts.

   Our executive officers and directors, and their respective affiliates, beneficially own as of April 17, 2002, approximately 13.7% of our outstanding common stock. Moreover, Pine Ridge Financial Inc. and Strong River Investments, Inc. assigned to management of the Company their rights to vote the shares of common stock issuable upon the conversion of the preferred stock, notes and warrants issued or to be issued to them in a August 22, 2001 private placement transaction. Accordingly, these shareholders and members of management may, as a practical matter, be able to exert significant influence over matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations. This concentration could also have the effect of delaying or preventing a change of control.

Our use of Arthur Andersen LLP as our independent auditor may pose risks to us and limit your ability to seek potential recoveries from them related to their work.

   Our consolidated financial statements as of and for each of the three years in the period ended December 31, 2001, were audited by Arthur Andersen LLP. On March 14, 2002, Andersen was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. Andersen has stated publicly that it intends to contest vigorously the indictment. While our audit committee and board of directors have no reason to question the quality or integrity of the audit and other assurance services previously provided to us by Andersen, some investors, including significant funds and institutional investors, may choose not to invest in or hold securities of a company whose financial statements were audited by Andersen.

   Additionally, SEC rules require us to present our audited financial statements in various SEC filings, along with Andersen's consent to our inclusion of its audit report in those filings. Andersen has indicated to us that it will be unable to provide a consent to us related to our inclusion in any future SEC filings of its report on our consolidated financial statements as of and for each of the three years in the period ended December 31, 2001. Andersen also will be unable to provide us with assurance services, such as advice customarily given to underwriters of our securities offerings and other similar market participants. The SEC recently has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Andersen in certain circumstances. Notwithstanding this relief, the inability of Andersen to provide its consent or to provide assurance services to us could negatively affect our ability to, among other things, access the public capital markets. Any delay or inability to access the public markets as a result of this situation could have a material adverse impact on our business. Also, an investor's ability to seek potential recoveries from Andersen related to any claims that an investor may assert as a result of the work performed by Andersen may be limited significantly both in the absence of a consent and the diminished amount of assets of Andersen that are or may in the future be available for claims.

                                  OUR COMPANY


   Universal Display Corporation is engaged in the research, development and commercialization of organic light emitting diode, or OLED, technology for use in flat panel displays, lasers and light generating devices. We expect the initial market for our technology to be in the electronic flat panel display industry. This industry includes such products as:

     o  cellular phone displays;

     o  portable personal digital assistants and Internet access-type devices;

     o  laptop computers; and

     o  television and computer monitors.

   Our executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618. Our phone number is (609) 671-0980. Our web site can be found at www.universaldisplay.com.

                     SECURITIES OFFERED BY THIS PROSPECTUS

   Using this prospectus, the Company may offer from time to time, in one or more series, together or separately, at prices and on terms to be determined at the time of offering:

     o  shares of common stock, $0.01 par value

     o  shares of preferred stock, $0.01 par value

     o  warrants to purchase shares of common stock or preferred stock

     o  depositary shares

   The shares of preferred stock may, at the option of the Company, be issued in the form of depositary shares evidenced by depositary receipts, and may be convertible into or exchangeable for shares of common stock or other securities of the Company.

                                USE OF PROCEEDS

   Unless otherwise provided in the applicable prospectus supplement accompanying this prospectus, the net proceeds, if any, from the sale of the securities offered hereby will be used for general corporate purposes, including the acquisition or development of properties, assets, entities or technologies, and the repayment of indebtedness. At the date of this prospectus, we have not identified as probable any specific material proposed uses of funds. If, as of the date of any prospectus supplement, we have identified any such purchases, we will describe them in such prospectus supplement. The amount of securities offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amounts and timing of the application of net proceeds from the sale of such securities, will depend upon our funding requirements. If we elect at the time of an issuance of securities to make different or more specific use of proceeds than set forth herein, such use will be described in the applicable prospectus supplement.

                                 CERTAIN RATIOS

   The ratios of our earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2002 and the years ended December 31, 2001, 2000, 1999, 1998 and 1997 are not meaningful because we did not have earnings during any of those periods. The dollar amount of the deficiency (i.e., the amount of our combined fixed charges and preferred stock dividends) in each of such periods was $1,193,218, $4,504,129, $110,107,
$103,999, $30,489 and $26,026, respectively.

   For the purpose of computing the amount of our combined fixed charges and preferred stock dividends, fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt discounts. Preferred stock dividends consist of deemed dividends relating to beneficial conversion features of certain of the outstanding series of preferred stock.

                         DESCRIPTION OF PREFERRED STOCK

General

   The rights, preferences, privileges and restrictions of the shares of preferred stock in respect of which this prospectus is delivered shall be described in the prospectus supplement relating to those shares of preferred stock. Among the terms of the preferred stock which may be specified in the related prospectus supplement are the following:

     o the annual dividend rate, if any, or the means by which the dividend rate may be calculated, including without limitation the possibility that the rate of the dividends may bear an inverse relationship to some index or standard;

     o the date or dates from which dividends shall accrue and the date or dates on which dividends shall be paid and whether dividends shall be cumulative;

     o the price at which and the terms and conditions on which the series of preferred stock described in the prospectus supplement may be redeemed, including the period of time during which the shares may be redeemed, any premium to be paid over and above the par value of the preferred stock, and whether and to what extent accumulated dividends on the preferred stock will be paid upon the redemption of the shares;

     o the liquidation preference, if any, over and above the par value of the shares of preferred stock and whether and to what extent the holders of the shares shall be entitled to accumulated dividends in the event of the voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

     o whether the preferred stock shall be subject to the operation of a retirement or sinking fund and, if so, a description of the operation of the retirement or sinking fund;

     o the terms and conditions, if any, on which the preferred stock may be convertible into, or exchangeable for, shares of any other class or classes of our equity interests, including the price or rate of conversion or exchange and the method for effecting the conversion or exchange, provided that no shares of preferred stock will be convertible into shares of a class that has superior rights or preferences as to dividends or distributions of our assets upon the voluntary or involuntary dissolution or liquidation of the Company;

     o  a description of the voting rights, if any, of the preferred stock;
        and

     o other preferences, rights, qualifications or restrictions or material terms of the preferred stock.

   The Pennsylvania Business Corporation Law and our Articles of Incorporation provide that no shareholder shall be personally liable for any of our obligations. Our Articles of Incorporation and By-laws further provide that we shall indemnify each shareholder against any claim or liability to which the holder may become subject by reason of being or having been a shareholder, and that we shall reimburse each shareholder for all legal or other expenses reasonably incurred by the holder in connection with any such claim or liability. It should be noted, however, that with respect to tort claims, claims for taxes and certain statutory liabilities, shareholders may, in some jurisdictions, be personally liable to the extent that these claims are not satisfied by us. Because we will carry public liability insurance in amounts that it considers adequate, any risk of personal liability to shareholders will be limited to situations in which our assets, together with its insurance coverage, would be insufficient to satisfy the claims against us and the shareholders, or in which the claim is not covered by our liability insurance policies.

   The description of the foregoing provisions of the preferred stock as set forth in the related prospectus supplement is only a summary, is not complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles of Amendment to our Articles of Incorporation relating to that series of preferred stock. In connection with any offering of preferred stock, the Articles of Amendment will be filed with the Commission as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part.

Rank

   Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank:

     o senior to all classes or series of common shares, and to all equity securities ranking junior to that series of preferred stock;

     o on a parity with all equity securities issued by us the terms of which specifically provide that those equity securities rank on a parity with that series of preferred stock; and

     o junior to all equity securities issued by us the terms of which specifically provide that those equity securities rank senior to that series of preferred stock.

   For these purposes, the term "equity securities" does not include convertible debt securities.

Dividends

   Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available for payment, cash dividends, or dividends in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at the rates and on the dates as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear in our shareholder records at the close of business on the record dates as shall be fixed by the Board of Directors.

   Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of that series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on the series are declared payable on any future dividend payment date.

   Unless otherwise specified in the prospectus supplement, if any shares of preferred stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any of our capital shares of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of that series for any period unless (i) if the series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment on the preferred stock of that series for all past dividend periods and the then current dividend period or
(ii) if the series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred stock of that series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of that series, all dividends declared upon preferred stock of that series and any other series of preferred stock ranking on a parity as to dividends with the preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of that series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of that series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such shares of preferred stock do not have a cumulative dividend) and the other series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

   Except as provided in the immediately preceding paragraph, unless (i) if the series of preferred stock has a cumulative dividend, full cumulative dividends on the shares of preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if the series of preferred stock does not have a cumulative dividend, full dividends on the shares of preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in common shares or other capital shares ranking junior to the shares of preferred stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the common shares, or any other of our capital shares ranking junior to or on a parity with the preferred stock of that series as to dividends or upon liquidation, nor shall any common shares, or any other of our capital shares ranking junior to or on a parity with the preferred stock of that series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for other of our capital shares ranking junior to the shares of preferred stock of that series as to dividends and upon liquidation).

Redemption

   If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the applicable prospectus supplement.

   The prospectus supplement relating to a series of shares of preferred stock that is subject to mandatory redemption will specify the number of those shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such shares of preferred stock do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for shares of preferred stock of any series is payable only from the net proceeds of the issuance of our capital shares, the terms of those shares of preferred stock may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the shares of preferred stock shall automatically and mandatorily be converted into the applicable capital shares pursuant to conversion provisions specified in the applicable prospectus supplement.

   Notwithstanding the foregoing, unless (i) if the series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of preferred stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if the series of preferred stock does not have a cumulative dividend, full dividends of the shares of preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of preferred stock of any series shall be redeemed unless all outstanding shares of preferred stock of that series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series. In addition, unless (i) if the series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if the series of preferred stock does not have a cumulative dividend, full dividends on the shares of preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of that series (except by conversion into or exchange for our capital shares ranking junior to the shares of preferred stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series.

   If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by us.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

     o  the redemption date;

     o  the number and series of shares of preferred stock to be redeemed;

     o the place or places where the shares of preferred stock are to be surrendered for payment of the redemption price;

     o that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

     o the date upon which the holder's conversion rights, if any, as to such shares shall terminate.

   If fewer than all of the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder of shares of that series shall also specify the number of shares of preferred stock to be redeemed from that holder. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for redemption have been set aside by us from and after the redemption date dividends will cease to accrue on those shares of preferred stock, and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of our capital shares ranking junior to the shares of preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of shares of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such shares of preferred stock do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital shares ranking on a parity with the shares of preferred stock in the distribution of assets, then the holders of the shares of preferred stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If liquidating distributions shall have been made in full to all holders of shares of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of capital shares ranking junior to the shares of preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

   Holders of shares of preferred stock will not have any voting rights except as indicated in the applicable prospectus supplement.

Conversion Rights

   The terms and conditions, if any, upon which shares of any series of shares of preferred stock are convertible into shares of common stock will be set forth in the applicable prospectus supplement relating to that series. These terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of the shares of preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that series of shares of preferred stock.

Shareholder Liability

   As discussed above under "Description of Preferred Stock - General," applicable Pennsylvania law provides that no shareholder, including holders of shares of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for such acts or obligations.

Registrar and Transfer Agent

   The Registrar and Transfer Agent for the preferred stock will be set forth in the applicable prospectus supplement.

Depositary Shares

   We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In the event such option is exercised, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to the shares of preferred stock) of a share of such shares of preferred stock.

   The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary Shares Depositary"). Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a preferred share represented by the depositary share, to all the rights and preferences of the preferred share, represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

   The above description of the depositary shares is only a summary, is not complete and is subject to, and is qualified in its entirety by, the description in the related prospectus supplement and the provisions of the deposit agreement, which will contain the form of depositary receipt. A copy of the deposit agreement will be filed with the Commission as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part.

                            DESCRIPTION OF WARRANTS


   We may issue separately, or together with any common stock or preferred stock offered by any prospectus supplement, warrants for the purchase of other shares of common stock or preferred stock ("Warrants"). The Warrants may be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between us and a bank or trust company, as warrant agent (the "Warrant Agent"), or may be represented by certificates evidencing the Warrants (the "Warrant Certificates"), all as set forth in the prospectus supplement relating to the particular series of Warrants. The following summaries of certain provisions of the Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of any related Warrant Agreement and Warrant Certificate, respectively, including the definitions therein of certain terms. Wherever defined terms of the Warrant Agreement are summarized herein or in a prospectus supplement, it is intended that such defined terms shall be incorporated herein or therein by reference. In connection with any offering of Warrants, any such Warrant Agreement or a form of any such Warrant Certificate will be filed with the Commission as an exhibit to or incorporated by reference in the registration statement.

General

   The prospectus supplement relating to the particular series of Warrants offered thereby will describe the terms of the offered Warrants, any related Warrant Agreement and Warrant Certificate, including the following, to the extent applicable:

     o if the Warrants are offered for separate consideration, the offering price and the currency for which Warrants may be purchased;

     o if applicable, the number of shares of common stock purchasable upon exercise of common stock warrants and the price at which such number of shares of common stock may be purchased upon such exercise;

     o the date, if any, on and after which the offered warrants and the related shares of common stock will be separately transferable;

     o the date on which the right to exercise the offered Warrants shall commence and the date on which such right shall expire ("Expiration Date");

     o a discussion of the specific U.S. federal income tax, accounting and other considerations applicable to the Warrants or to any securities purchasable upon the exercise of the Warrants;

     o whether the offered Warrants represented by Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered;

     o  any applicable anti-dilution provisions;

     o  any applicable redemption or call provisions;

     o  any applicable book-entry provisions; and

     o  any other terms of the offered Warrants.

   Warrant Certificates will be exchangeable on the terms specified in the related prospectus supplement for new Warrant Certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement relating thereto. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the shares of common stock purchasable upon such exercise, including the right to receive payments of dividends or distributions of any kind, if any, on the shares of common stock or preferred stock purchasable upon exercise or to exercise any applicable right to vote.

Exercise of Warrants

   Each Warrant will entitle the holder thereof to purchase such number of shares of common stock or preferred stock at such exercise price as shall in each case be set forth in, or be determinable from, the prospectus supplement relating to such Warrant, by payment of such exercise price in full in the currency and in the manner specified in such prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date (or any later date to which we may extend such expiration date); unexercised Warrants will become null and void.

   Upon receipt at the corporate trust office of the Warrant Agent or any other office indicated in the related prospectus supplement of (a) payment of the exercise price and (b) the Warrant Certificate properly completed and duly executed, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon such exercise to the holder of such Warrant. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining number of Warrants.

                              PLAN OF DISTRIBUTION

   We may sell the securities being offered hereby: (a) directly to purchasers;
(b) through agents; (c) through underwriters; (d) through dealers; or (e) through a combination of any such methods of sale.

   The distribution of the securities may be effected from time to time in one or more transactions: (a) at a fixed price or at final prices, which may be changed; (b) at market prices prevailing at the time of sale; (c) at prices related to such prevailing market prices; or (d) at negotiated prices. Offers to purchase securities may be solicited directly by us, or by agents designated by us, from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

   If an underwriter is, or underwriters are, utilized in the offer and sale of securities in respect of which this prospectus and the accompanying prospectus supplement are delivered, we will execute an underwriting agreement with such underwriter(s) for the sale to it or them and the name(s) of the underwriter(s) and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in such prospectus supplement, which will be used by the underwriter(s) to make resales of the securities in respect of which this prospectus and such prospectus supplement are delivered to the public. The securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The Dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be identified in the applicable prospectus supplement.

   If an agent is used in an offering of securities being offered by this prospectus, the agent will be named, and the terms of the agency will be described, in the applicable prospectus supplement relating to the offering. Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

   If indicated in the applicable prospectus supplement, the issuer(s) of the securities to which the prospectus supplement relates will authorize underwriters or their other agents to solicit offers by certain institutional investors to purchase securities from the issuer(s) pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. In all cases, these purchasers must be approved by the issuer(s) of the securities. The obligations of any purchaser under any of these contracts will not be subject to any conditions

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except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, the issuer(s) must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

   Certain of the underwriters, dealers or agents utilized by us in any offering hereby may be customers of, including borrowers from, engage in transactions with, and perform services for us or one or more of our affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

   Until the distribution of the securities is completed, rules of the Commission may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

   If underwriters create a short position in the securities in connection with the offering thereof, (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the representatives of such underwriters may reduce that short position by purchasing securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of any over-allotment option described in the applicable prospectus supplement.

   Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

   In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

   Neither we nor any of the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any of the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. We cannot give any assurances that there will be a market for any of the securities offered by this prospectus and any prospectus supplement.

   We estimate that the total expenses we will incur in offering the securities to which this prospectus relates, excluding underwriting discounts and commissions, if any, will be approximately $400,000.

                                 LEGAL MATTERS

   Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the securities.

                                    EXPERTS

   The audited financial statements incorporated by reference in this prospectus and elsewhere in this registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


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                                2,012,500 Shares


                         UNIVERSAL DISPLAY CORPORATION


                                  Common Stock


                             ---------------------
                             Prospectus Supplement
                             ---------------------


                                    SG Cowen



                                August 22, 2003






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